Exhibit 10.2

Award Date: February 22, 2024

PERFORMANCE STOCK UNIT AWARD AGREEMENT GRANTED
UNDER THE LOCKHEED MARTIN CORPORATION
2020 INCENTIVE PERFORMANCE AWARD PLAN FOR
THE 2024 – 2026 PERFORMANCE PERIOD

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933

This Award Agreement applies to the Performance Stock Unit (“PSUs”) Award granted by Lockheed Martin Corporation to you as of the Award Date (defined above) under the Lockheed Martin Corporation 2020 Incentive Performance Award Plan (“Plan”). The term “Target Award” as used in this Award Agreement refers only to the Target Award awarded to you under this Award Agreement and the term “Award” refers only to PSUs set forth in this Award Agreement. References to the “Corporation” include Lockheed Martin Corporation and its Subsidiaries.

This Award Agreement sets forth your Target Award as well as some of the terms and conditions of your Award under the Plan, as determined by the Management Development and Compensation Committee (“Committee”) of the Board of Directors. Additional terms and conditions, including tax information, are contained in the Plan and in the Prospectus relating to the Plan of which the Plan and this Award Agreement are a part. Your Target Award is identified in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Corporation or its designee at https://atwork.morganstanley.com. The Prospectus is also available at this website.

Except as described in Section 18, your Award is not effective or enforceable until you properly acknowledge your acceptance of the Award by completing the electronic receipt on the Stock Plan System as soon as possible but in no event later than May 31, 2024 (the “Acceptance Deadline”). Except as described in Section 18, if you do not properly acknowledge your acceptance of this Award Agreement on or before the Acceptance Deadline, this Award will be forfeited.

Assuming prompt and proper acknowledgement of your acceptance of this Award Agreement as described above and in Section 18, this Award will be effective as of the Award Date. Acceptance of this Award Agreement constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award and your agreement to be bound by the restrictions contained in Section 18, Exhibit A, including any addenda thereto (“Post-Employment Conduct Agreement”), and Exhibit B (“Stock Ownership Requirements”), as amended from time to time.

Award Date: February 22, 2024

You are responsible for payment of all Taxes imposed on you as a result of the Award. The Corporation will comply with all applicable U.S. Tax withholding requirements applicable to the PSUs, the DDEs, and associated Stock. Please see the Prospectus for the Plan for a discussion of certain material U.S. Tax consequences of the Award.

Any withholding Tax on your Award will be satisfied by means of the Corporation reducing the number of shares of Stock (and associated DDEs) deliverable to you in respect of a vested Award. If you are an Insider at the time of income tax withholding, the Corporation will base withholding on the highest individual tax rate. If you are not an Insider at the time of income tax withholding, the Corporation will base withholding on the highest individual tax rate, unless you elect otherwise in accordance with procedures established by the Corporation during an election window that may be offered by the Corporation. If you elect a lower tax rate for withholding, then you may owe additional taxes as a result of the payment of the Award. The Corporation shall also have the right to (i) offset any other obligation of the Corporation to you (including but not limited to, by withholding from your salary) by an amount sufficient to satisfy the Tax withholding obligation, or (ii) require you (or your estate) to pay the Corporation an amount equal to the Tax withholding obligation.

If you are a taxpayer in a country other than the U.S., you agree to make appropriate arrangements with the Corporation or its subsidiaries for the satisfaction of all income and employment tax withholding requirements, as well as social insurance contributions applicable to the PSUs, the DDEs, and associated Stock. Please see the tax summary for your country available on the Stock Plan System at https://atwork.morganstanley.com. If you are a taxpayer in a country other than the U.S., you represent that you will consult with your own tax advisors in connection with this Award and that you are not relying on the Corporation for any tax advice. If you are a taxpayer in Australia, any cash payment pursuant to this Award Agreement will be inclusive of superannuation.

Notwithstanding any other provision of this Award Agreement to the contrary, no Stock will be issued to you pursuant to this Award Agreement within six months from the Award Date. You have no rights as a stockholder to any securities covered by this Award Agreement until the date on which you become the holder of record of such securities.

Transactions involving Stock delivered under this Award Agreement are subject to the securities laws and CPS 722 (a copy of which has been made available to you). Among other things, CPS 722 prohibits employees of the Corporation from engaging in transactions that violate securities laws or involve hedging or pledging stock. Insiders are subject to additional restrictions. The Corporation recommends that Insiders consult with the Senior Vice President, General Counsel and Corporate Secretary or staff before entering into any transactions involving Stock or PSUs.

Capitalized terms used in this Award Agreement shall be defined in this Award Agreement or if not defined in this Award Agreement shall have the meaning given to the term in the Plan. Appendix I contains an index of all capitalized terms used in this Award Agreement.

Section 1.    Shares Awarded; Performance Period; Vesting Period; Payment of Award.

1.1    Shares Awarded.

Award Date: February 22, 2024

(a)     Target Award. Your Target Award for the Performance Period under this Award Agreement shall be the number of whole shares of Stock identified as your Performance Stock Unit (“PSU”) Target Award in your account in the Stock Plan System at https://atwork.morganstanley.com.

The Award paid to you shall be calculated in accordance with Section 2.1.

(b)    Maximum Award. Your Maximum Award for the Performance Period under this Award Agreement shall be the number of shares of Stock equal to 200% of your Target Award, subject to the provisions of Section 2.1 and the caps contained therein.

(c)    Deferred Dividend Equivalents (“DDEs”). Your Award shall include a cash amount equal to the cash that would have been paid to you had you owned the number of whole shares of Stock equal to your final Award as determined under Section 2.1(d), from the Award Date until the end of the Performance Period.

1.2    Performance Period. The “Performance Period” under this Award Agreement is the three-year performance period that runs from January 1, 2024, until December 31, 2026.

1.3    Vesting Period. The “Vesting Period” under this Award Agreement is the period that runs from February 22, 2024 until February 22, 2027.

1.4    Payment of Award. Your Award will be paid to you in whole shares of Stock (either in book entry or paper form) pursuant to Section 5. The final number of whole shares, if any, payable to you under your Award is dependent upon the Corporation’s performance with respect to each of the metrics described in Section 3 and Section 4, the limits described in Sections 1.1(b) and 2 and your continued employment with the Corporation in accordance with Section 5. As a result of these requirements, the number of whole shares of Stock you receive at the end of the Vesting Period will be between 0% and 200% of your Target Award (as described in Section 2.1 below) and may be smaller than your Maximum Award (e.g., the performance factors could result in no payment in respect of your Award). Any certificates delivered to you may contain any legend the Corporation determines is appropriate under the securities laws. If you are an Insider subject to the reporting provisions of Section 16(a) of the Exchange Act, delivery of Stock in payment of your Award for any reason may be delayed for six months. For example, if the delivery of the Stock would result in a nonexempt short-swing transaction under Section 16(b) of the Exchange Act, delivery will be delayed until the earliest date upon which the delivery either would not result in a nonexempt short-swing transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

Section 2.    Calculation of Award Payments.

2.1    End of Performance Period Calculation. Following the end of the Performance Period and prior to any shares of Stock being issued,

(a)    The Committee will calculate the Total Stockholder Return Performance Factor based on the Corporation’s performance during the Performance Period relative to the performance of other corporations which compose the Peer Performance Group.

Award Date: February 22, 2024

(b)    The Committee will calculate the ROIC Performance Factor based on the Corporation’s ROIC during the Performance Period as compared to the projected ROIC for the Performance Period as set forth in the February 21, 2024 Committee resolution (“ROIC Target”).

(c)    The Committee will calculate the Free Cash Flow Performance Factor based on the Corporation’s cumulative Free Cash Flow during the Performance Period as compared to the projected cumulative Free Cash Flow for the Performance Period as set forth in the February 21, 2024 Committee resolution (“Free Cash Flow Target”).

(d)    Your “Earned Award” shall be calculated by multiplying the weighted average of the Total Stockholder Return Performance Factor, the ROIC Performance Factor, and the Free Cash Flow Performance Factor by your Target Award. Any resulting fractional share shall be rounded up to the nearest whole share. The Total Stockholder Return Performance Factor, the ROIC Performance Factor, and the Free Cash Flow Performance Factor shall be weighted as follows in determining the weighted average of the three performance factors:

Total Stockholder Return Performance Factor	50%
ROIC Performance Factor	25%
Free Cash Flow Performance Factor	25%

Notwithstanding the foregoing, the number of shares of Stock you receive as your final Award shall be reduced to the extent necessary so that the Fair Market Value of your Earned Award on the last day of the Vesting Period does not exceed the product of (a) the Fair Market Value of a share of Stock on the Award Date, multiplied by (b) 400%, multiplied by (c) the number of shares in your Earned Award.

You must (except as specified in Section 5) remain employed by the Corporation through the last day of the Vesting Period to receive your Award. No portion of your Award will be payable until it is fully vested in accordance with Sections 5.1 and 5.2.

2.2    Adjustments of ROIC and Free Cash Flow.

(a)    The Committee will adjust the ROIC Target and Free Cash Flow Target established as described in Section 2.1(b) and Section 2.1(c), respectively, to account for the impact of any purchase, acquisition, investment, disposition, or divestiture during the Performance Period with a transaction value (including the assumption of liabilities) in excess of $1 billion at the time of the closing of the transaction. In adjusting any ROIC Target and Free Cash Flow Target to account for the impact of any transaction described above, the Committee shall also adjust the ROIC Target and Free Cash Flow Target for any related disposition(s) or divestiture(s) that may be required by any regulatory authorities in connection with or as a condition to approval or completion of such transaction (notwithstanding that any such disposition or divestiture may have a transaction value of less than $1 billion). For the avoidance of doubt, in the case of any transaction where the Corporation’s financial or ownership interest is less than one hundred percent, the determination of the transaction value for purposes of the $1 billion threshold shall only take into account the value of the Corporation’s interest.

Award Date: February 22, 2024

(b)    For any year in which the Committee determines that ROIC or Free Cash Flow is impacted by unusual or non-recurring events affecting the Corporation, any Subsidiary or the financial statements of the Corporation or any Subsidiary, by items of gain, loss or expense that is extraordinary or unusual in nature or infrequent in occurrence, including but not limited to (i) the timing or recognition of a loss on a program, (ii) events or circumstances impacting a program that are outside of the Corporation’s control, or (iii) changes in applicable law or regulations, the Committee will adjust the Long Range Plan, actual financial results, or both, as appropriate, for the current and future periods to neutralize such impacts.

(c)    All references in this Award Agreement to the 2024 Long Range Plan shall be to the 2024 Long Range Plan as was in effect on February 20, 2024.

Section 3.    Total Stockholder Return Performance Factor.

3.1.    Peer Performance Group. The Total Stockholder Return Performance Factor will be based upon the relative ranking of the Corporation’s TSR (as defined in Section 3.2) for the Performance Period to the TSR for the Performance Period for each company in the “Peer Performance Group.” The “Peer Performance Group” shall consist of the following companies (each a “Peer Company”):

Company	Ticker	Company	Ticker
AECOM	ACM	Illinois Tool Works Inc.	ITW
AGCO Corporation	AGCO	Johnson Controls International plc	JCI
Builders FirstSource, Inc.	BLDR	L3Harris Technologies, Inc.	LHX
Carrier Global Corporation	CARR	MasTec, Inc.	MTZ
Caterpillar Inc.	CAT	Northrop Grumman Corporation	NOC
Cummins Inc.	CMI	Otis Worldwide Corporation	OTIS
Deere & Company	DE	PACCAR Inc.	PCAR
Eaton Corporation plc	ETN	Parker-Hannifin Corporation	PH
EMCOR Group, Inc.	EME	Quanta Services, Inc.	PWR
Emerson Electric Co.	EMR	RTX Corporation	RTX
Fluor Corporation	FLR	Stanley Black & Decker, Inc.	SWK
General Dynamics Corporation	GD	Textron Inc.	TXT
General Electric Company	GE	The Boeing Company	BA
Honeywell International Inc.	HON	3M Company	MMM
Huntington Ingalls Industries, Inc.	HII	Trane Technologies plc	TT

The following rules apply to the composition and relative ranking of the Peer Performance Group during the Performance Period:

(a)    If, on or before the last trading day of the twenty-fourth month of the Performance Period (i.e., on or before December 31, 2025), a Peer Company publicly announces that it has entered into a definitive agreement to be acquired (including, without limitation, a merger or other business combination of a Peer Company with another entity in which the Peer Company is not the survivor or the sale of all or substantially all of a Peer Company’s assets), then that Peer Company will be immediately removed from the Peer

Award Date: February 22, 2024

Performance Group as of the beginning of the Performance Period. In the case of the public announcement of a merger or other business combination involving two Peer Companies in which following the closing of such transaction neither Peer Company will survive, both Peer Companies will be immediately removed from the Peer Performance Group as of the beginning of the Performance Period.

(b)    If, after the last trading day of the twenty-fourth month of the Performance Period (i.e., after December 31, 2025), a Peer Company publicly announces that it has entered into a definitive agreement to be acquired (including, without limitation, a merger or other business combination of a Peer Company with another entity in which the Peer Company is not the survivor or the sale of all or substantially all of a Peer Company’s assets), then that Peer Company’s TSR ranking will be fixed at its ranking relative to the Corporation’s TSR (i.e., ranking either above or below the Corporation) as of the date of the announcement. In the case of the public announcement of a merger or other business combination involving two Peer Companies in which following the closing of such transaction neither Peer Company will survive, both Peer Companies’ TSR ranking will be fixed at its ranking relative to the Corporation’s TSR as of the date of the announcement. For purposes of this Section 3.1(b), TSR will be calculated in accordance with Section 3.2, with the “Ending Price” determined using the average closing price of a share of common stock (as quoted in the principal market on which it is traded as of the beginning and the ending of the Performance Period) during the twenty (20) day trading period ending on the day before the announcement.

(c)    If as a result of a public announcement of a transaction involving a Peer Company, a Peer Company is removed from the Peer Performance Group pursuant to Section 3.1(a) above or its TSR is fixed pursuant to Section 3.1(b) above and such transaction closes during the Performance Period and following the closing of such transaction the survivor is publicly traded on a securities exchange under the Peer Company’s pre-transaction ticker symbol or under another ticker symbol that includes the Peer Company’s pre-transaction trading history, as determined by the Corporation using the tool the Corporation has designated in its discretion for computing Total Stockholder Return, then subsequent to the closing the Peer Company will be added back to the Peer Performance Group for the entire Performance Period. If both parties to the transaction are Peer Companies, then Section 3.1(a) or 3.1(b) will apply to one Peer Company and Section 3.1(a), 3.1(b), or 3.1(c) will apply to the other Peer Company. For example, if two Peer Companies announce a merger in which neither Peer Company is the survivor before the last trading day of the twenty-fourth month of the Performance Period, then (i) both Peer Companies will be removed immediately from the Peer Performance Group under Section 3.1(a), and (ii) one Peer Company will be added back into the Peer Performance Group only if the merger closes during the Performance Period and the post-merger entity continues to trade under the Peer Company’s pre-merger ticker symbol or a new ticker symbol that includes the Peer Company’s pre-transaction trading history.

(d)    If during the Performance Period a transaction involving one Peer Company that was announced prior to the start of the Performance Period closes, and the survivor is publicly traded on a securities exchange under the Peer Company’s pre-transaction ticker symbol or under another ticker symbol that includes the Peer Company’s pre-transaction trading history, as determined by the Corporation using the tool the Corporation has designated in its discretion for computing Total Stockholder Return, then the Peer Company will remain in the Peer Performance Group. If, on or before the last trading day of the twenty-fourth month of the Performance Period (i.e., on or before December 31, 2025), a transaction involving one Peer Company that was announced prior to the start of the Performance Period closes, and the survivor is not publicly traded on a securities exchange under the Peer Company’s pre-transaction ticker symbol or under another ticker symbol that includes the Peer Company’s pre-transaction trading history, as determined by the Corporation using the tool the Corporation has designated in its discretion for computing Total Stockholder Return, then the Peer Company will be

Award Date: February 22, 2024

immediately removed from the Peer Performance Group as of the beginning of the Performance Period. If, after the last trading day of the twenty-fourth month of the Performance Period (i.e., after December 31, 2025), a transaction involving one Peer Company that was announced prior to the start of the Performance Period closes and the survivor is not publicly traded on a securities exchange under the Peer Company’s pre-transaction ticker symbol or under another ticker symbol that includes the Peer Company’s pre-transaction trading history, as determined by the Corporation using the tool the Corporation has designated in its discretion for computing Total Stockholder Return, then that Peer Company’s TSR ranking will be fixed at its ranking relative to the Corporation’s TSR (i.e., ranking either above or below the Corporation) as of the closing of the transaction. For purposes of the previous sentence of this Section 3.1(d), TSR will be calculated in accordance with Section 3.2, with the “Ending Price” determined using the average closing price of a share of common stock (as quoted in the principal market on which it is traded as of the beginning and the ending of the Performance Period) during the twenty (20) day trading period ending on the day before the closing of the transaction.

(e)    If a Peer Company files for bankruptcy under the US Bankruptcy Code (Title 11 of the United States Code) at any time during the Performance Period, then that Peer Company will be ranked last for purposes of the end of Performance Period calculation described in Section 3.2.

3.2.    Calculation of Total Stockholder Return Performance Factor.

Your Total Stockholder Return Performance Factor, expressed as a percentage, will be determined in accordance with the table below based on the Corporation’s Percentile Ranking of TSR against the Peer Performance Group for the Performance Period; provided, however, that, notwithstanding anything in this Award Agreement to the contrary, if the Corporation’s TSR for the three-year Performance Period is negative, the maximum Total Stockholder Return Performance Factor shall not exceed 100%. At the end of the Performance Period, each company’s TSR shall be ranked among the TSRs for each other company in the Peer Performance Group on a percentile basis (using the Excel PERCENTRANK function), taking into account any changes to the Peer Performance Group or ranking changes made during the Performance Period in accordance with Section 3.1(a) – (e) (the “Percentile Ranking”).

Band	Percentile Ranking	Total Stockholder Return Performance Factor
One	75th - 100th	200% (Maximum)
Two	60th	150%
Three	50th	100%
Four	40th	50%
Five	35th	25% (Threshold)

If the Corporation’s TSR puts the Corporation over the listed Percentile Ranking for the applicable Band (other than Band One) in the above table, your Total Stockholder Return Performance Factor shall be interpolated on a linear basis.

For purposes of this Award Agreement, “Total Shareholder Return” or “TSR” means on a percentage basis, with respect to the Corporation or any Peer Company, the price appreciation of such company’s common stock plus the value of reinvested dividends, calculated using the Beginning Price and the Ending Price, where

Award Date: February 22, 2024

“Ending Price” means the average closing price of a share of common stock during the twenty (20) day trading period ending December 31, 2026 (or another ending date specified in Section 3.1); and

“Beginning Price” means the average closing price of a share of common stock during the twenty (20) day trading period ending December 31, 2023.

The Committee, in its sole discretion, may adjust TSR as necessary for any changes in equity structure, including but not limited to stock splits or other stock dividends. The Total Stockholder Return for the Corporation and each Peer Company shall be computed from data available to the public using the tool the Corporation has designated in its discretion for computing Total Stockholder Return. The Corporation’s Total Stockholder Return will be based on the performance of the Stock. With respect to the Peer Companies, the Total Stockholder Return of each company that is taken into account in computing each Peer Company’s Total Stockholder Return will be based on the equity security of the relevant company that is traded using the ticker symbol indicated in the chart in Section 3.1 to the right of the Peer Company’s name, or a successor ticker symbol determined as described in Section 3.1(c) or Section 3.1(d).

Section 4.    ROIC Performance Factor and Free Cash Flow Performance Factor.

4.1    ROIC Performance Factor. The ROIC Performance Factor will be determined by comparing the Corporation’s ROIC for the Performance Period to the ROIC Target and then identifying the ROIC Performance Factor based upon the factor associated with the percentage of ROIC Target on the following table:

ROIC Band	ROIC Performance Factor
112% of Target	200% (Maximum)
ROIC Target	100%
90% of Target	25% (Threshold)

(a)    ROIC Definition. For purposes of this Award Agreement, “ROIC” means return on invested capital for the Performance Period calculated as (A) average annual (i) net income (excluding any charge or addition to net income resulting solely from adjustment of deferred tax assets and liabilities for the effect of enactment of corporate tax reform and related legislation and regulations that change the top United States federal corporate income tax rate by two or more percentage points after the Award Date (“Tax Reform”)), plus (ii) interest expense times one minus the weighted average of the highest marginal federal corporate income tax rates over the three year Performance Period, adjusted to reflect any applicable limitations on deductibility of the Corporation’s interest expense, divided by (B) the average thirteen quarter-end investment balances (beginning with the quarter-end immediately preceding the beginning of the Performance Period) consisting of (i) debt (including current maturities of long-term debt) plus (ii) stockholders’ equity plus the postretirement plans amounts determined quarterly as included in the Corporation’s Statement of Stockholders’ Equity. For any year in which net income would otherwise be affected by Tax Reform, net income shall be adjusted by substituting the effective tax rate assumed in the 2024 Long Range Plan for the actual effective tax rate (and ignoring the adjustment under clause (A)(i) above, if any, to the extent necessary to avoid double counting of tax impacts); for any other year in which

Award Date: February 22, 2024

net income would otherwise be affected by a change in law or interpretation of law related to the amortization of research or experimental expenditures under Section 174 of the Code, as amended from time to time, as reflected in any future Long Range Plan, financial statement or tax return, net income shall be adjusted to neutralize the impact of such change in law or interpretation of law. Net income also shall be adjusted to exclude any non-cash settlement charge to earnings resulting solely from a plan termination or one or more risk transfer transactions to manage the Corporation’s pension liabilities that were not included in the 2024 Long Range Plan, including any transactions involving the purchase or conversion of a group annuity contract for a portion of the Corporation’s outstanding defined benefit pension obligations that are treated as a settlement for accounting purposes.

(b)    ROIC Determination. Each component of ROIC and the calculation of any postretirement plans amounts recorded in the Corporation’s Statement of Stockholders’ Equity shall be determined by the Committee in accordance with generally accepted accounting principles in the United States and be based upon the comparable numbers reported on the Corporation’s audited consolidated financial statements or, if audited financial statements are not available for the date or period on which ROIC is being determined, the Committee shall make its determination in a manner consistent with the historical practices used by the Corporation in determining the components of ROIC and postretirement plans amounts recorded in the Corporation’s Statement of Stockholders’ Equity for purposes of reporting those items on its audited financial statements, as modified by this paragraph. Notwithstanding the foregoing, ROIC will be adjusted to exclude the impact of any change in accounting standards or adoption of any new accounting standard that was not included in the 2024 Long Range Plan that is required under generally accepted accounting principles in the United States and that is reported in the Corporation’s filings with the Securities and Exchange Commission as having a material effect on the Corporation’s consolidated financial statements. ROIC, as included in the 2024 Long Range Plan, and the change in ROIC for purposes of the ROIC Performance Factor, will be determined in accordance with this Section 4.1(b).

4.2    Free Cash Flow Performance Factor. The Free Cash Flow Performance Factor will be determined by comparing the Corporation’s cumulative Free Cash Flow during the Performance Period to the Free Cash Flow Target, and then identifying the Free Cash Flow Performance Factor based upon the factor associated with the change from the Free Cash Flow Target on the following table:

Free Cash Flow Band	Free Cash Flow Performance Factor
130% of Target	200% (Maximum)
Free Cash Flow Target	100%
85% of Target	25% (Threshold)

(a)    Free Cash Flow Definition. For purposes of this Award Agreement, “Free Cash Flow” means net cash flow from operations less capital expenditures, adjusted to exclude the impact of: (i) the aggregate after tax difference between the amount forecasted in the Corporation’s 2024 Long Range Plan to be contributed by the Corporation to the Corporation’s defined benefit pension plans during the Performance Period and the actual amounts contributed by the Corporation during the Performance

Award Date: February 22, 2024

Period; (ii) any tax payments or tax benefits during the Performance Period associated with the divestiture of business units, other than tax payments or tax benefits that were included in the Corporation’s 2024 Long Range Plan; and (iii) for any year in which Free Cash Flow would otherwise be affected by (I) Tax Reform; or (II) an annual net change in cash tax liability resulting from a change in law or interpretation of law related to the amortization of research or experimental expenditures under Section 174 of the Code, as amended from time to time, as reflected in any future Long Range Plan, financial statement or tax return, the aggregate difference between the tax payments forecasted in the 2024 Long Range Plan and the actual tax payments (and adjusting the amount under clause (i) above, if any, to the extent necessary to avoid double counting of tax impacts).

(b)    Free Cash Flow Determination. Free Cash Flow shall be determined by the Committee using amounts reported on the Corporation’s audited consolidated financial statements or, if audited financial statements are not available for the period for which Free Cash Flow is being determined, the Committee shall determine Free Cash Flow in a manner consistent with the historical practices used by the Corporation in determining net cash provided by operating activities and capital expenditures as reported in its audited consolidated statement of cash flows, in either case as modified by this paragraph. Notwithstanding the foregoing, Free Cash Flow will be adjusted to exclude the impact of any change in accounting standards or adoption of any new accounting standard that was not included in the 2024 Long Range Plan that is required under generally accepted accounting principles in the United States and that is reported in the Corporation’s filings with the Securities and Exchange Commission as having a material effect on the Corporation’s consolidated financial statements.

4.3    Interpolation of ROIC and Free Cash Flow Metrics. If the Corporation’s ROIC or Free Cash Flow falls above or below Target and between the two percentages of Target listed in the applicable table in Section 4.1 or 4.2, the appropriate performance factor will be interpolated on a linear basis. Notwithstanding the foregoing, the ROIC Performance Factor will always be zero if the ROIC for the Performance Period is less than 90% of the ROIC Target and the Free Cash Flow Performance Factor will always be zero if the aggregate Free Cash Flow for the Performance Period is less than 85% of the Free Cash Flow Target.

Section 5.    Payment of Award.

5.1.    Employment Requirement.

(a)    General Rule. In order to be eligible to receive payment of your final Award as determined under Section 2.1(d), you must accept this Award Agreement as described in Section 18 and remain employed by the Corporation through the last day of the Vesting Period. Except as provided below or where prohibited by law, if your employment as an Employee terminates during the Vesting Period, you shall forfeit your right to receive all or any part of your Award. If you are on Corporation-approved leave of absence at any point during the Vesting Period, for purposes of this Award Agreement, you will be considered to still be in the employ of the Corporation, unless otherwise provided in an agreement between you and the Corporation.

(b)    Exceptions. Notwithstanding Section 5.1(a), if the Committee determines

Award Date: February 22, 2024

(i)    that your employment as an Employee terminated, as a result of your death, Total Disability or Retirement, or a Divestiture, or

(ii)    that the Corporation terminated your employment involuntarily after August 22, 2024 (the “Minimum Service Date”), (except that, if you are an employee who has been identified by the Corporation as subject to Divestiture, “after the Minimum Service Date,” does not apply to you) as a result of a layoff, including through a voluntary layoff program that constitutes a window program under Section 409A of the Code, you shall be eligible to receive a fraction of your Award and the DDEs with respect to such fraction. The numerator of such fraction shall equal the number of days from the Award Date to the date your employment as an Employee terminated, and the denominator shall equal the total number of days from the Award Date to the end of the Vesting Period.

As a condition to being eligible to receive a portion of your Award and the DDEs with respect to such portion as a result of your layoff in accordance with Section 5.1(b)(2), you will be required to execute and deliver to the Corporation a general release of claims against the Corporation in a form acceptable to the Corporation within the time period specified by the Corporation in such release and not revoke such release within any revocation period provided for therein. Except as otherwise expressly provided by the Corporation in writing, a failure to satisfy this condition will result in forfeiture of your right to receive all or any part of your Award on the date of your layoff.

The Committee shall have complete and absolute discretion to make the determinations called for under this Section 5.1(b), and all such determinations shall be binding on you and on any person who claims all or any part of your Award on your behalf as well as on the Corporation.

(c)    Special Definitions. For purposes of this Award Agreement:

(i)    Your employment as an Employee shall be treated as terminating because of a “Total Disability” on the date you commence receiving a benefit under the Corporation’s long-term disability plan in which you participate, or if you are not enrolled in the Corporation’s long-term disability plan, the date on which long-term disability benefits would commence under the plan under which you would have been covered, had you enrolled, using the standards set forth in that plan;

(ii)    Your employment as an Employee shall be treated as terminating as a result of Divestiture if the Corporation divests all or substantially all of a business operation of the Corporation and such divestiture results in the termination of your employment with the Corporation and a transfer of such employment to the other party in the Divestiture. A “Divestiture” shall mean a transaction that results in the transfer of control of the business operation divested to any person, corporation, association, partnership, joint venture, limited liability company or other business entity of which less than 50% of the voting stock or other equity

Award Date: February 22, 2024

interests are directly or indirectly owned or controlled by the Corporation, by one or more of the Corporation’s Subsidiaries or by any combination thereof; and

(iii)    Your employment as an Employee shall be treated as terminating because of “Retirement” if the effective date of your termination of employment is after the Minimum Service Date, and (1) after you reach age 65, or (2) after you reach age 55 and have (at the time of your termination) completed at least ten years of service with the Corporation. For this purpose, the effective date of your termination of employment is the day next following your last day worked.

(d)    Resignation or Termination before the Last Day of the Vesting Period.

(i)    Except where prohibited by law, if you resign or your employment otherwise terminates before the last day of the Vesting Period, other than on account of death, Total Disability, layoff, Retirement or Divestiture (as described above) or Change in Control (as described below), you will forfeit your right to receive all or any part of your Award on the date of your termination.

(ii)    Except where prohibited by law, if your employment terminates for any reason before the last day of the Vesting Period, by action of the Corporation due to your misconduct, then you will forfeit your right to receive all or any part of your Award on the date of your termination, even if at the time of your termination due to misconduct you have attained (i) age 55 and ten years of service, or (ii) age 65. The business area or Enterprise Operations review committee responsible for determinations of misconduct, or the Committee if you are an Elected Officer, will determine if your employment terminates due to misconduct.

5.2.    Payment Rules.

(a)    Vesting. If you are eligible to receive an Award under Section 5.1(a) or a fraction of an Award under Section 5.1(b), your Award shall vest on the last day of the Vesting Period.

(b)    Method of Payment. Your Award shall be paid in whole shares of Stock. DDEs on the shares underlying your Award, if any, shall be paid in cash. In the event of your death, your payment will be made to your Beneficiary.

(c)    Timing of Payment. You shall have the right to receive your Award plus DDEs as soon as administratively practicable following the Vesting Period, but no later than the March 15 following the last day of the Vesting Period (for taxpayers in Canada or as otherwise required by local country law, no later than December 31st following the last day of the Vesting Period).

(d)    Special Rules for Certain Employees Terminated During Performance Period. If you terminate employment during the Vesting Period but are eligible to receive a portion of your Award as a result of an exception under Section 5.1(b), payment of such portion of your Award and DDEs shall be in full satisfaction of all rights you have under this Award Agreement. The portion of your Award and DDEs payable to you following a termination of employment during the Vesting Period under circumstances described in

Award Date: February 22, 2024

Section 5.1(b) shall be paid to you or, in the event of your death, to your Beneficiary, at the time specified in Section 5.2(c).

(e)    Payment Rules Applicable to Canadian Employees. If you are employed in Canada, for purposes of the Award Agreement, the date of termination of employment will be the last day of actual and active employment. For the avoidance of doubt, except as may be required by applicable minimum standards legislation, no period of notice or payment in lieu of notice that is given or that ought to have been given under any applicable law or contract in respect of such termination of employment that follows or is in respect of a period after your last day of actual and active employment, if any, will be considered as extending your period of employment for the purposes of determining your entitlement under this Agreement.

5.3.    Cutback. Any payment called for under Section 5.2 will be reduced to the extent that such payment together with payments attributable to any other Share-Based Awards that are granted during 2024 as Performance-Based Awards exceeds 1,000,000 shares of Stock. Amounts in excess of 1,000,000 shares shall be forfeited. Any DDEs on forfeited shares shall also be forfeited.

Section 6.    No Assignment – General Creditor Status.

You shall have no right to assign any interest you might have in all or any part of the Target Award or Award which has been granted to you under this Award Agreement and any attempt to do so shall be null and void and shall have no force or effect whatsoever. Furthermore, all payments called for under this Award Agreement shall be made from the Corporation’s general assets, and your right to payment from the Corporation’s general assets shall be the same as the right of a general and unsecured creditor of the Corporation. Until a share of Stock is delivered to you, you generally will not have the rights and privileges of a stockholder. In particular, you will not have the right to vote your PSUs on any matter put to the stockholders of the Corporation; you may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber PSUs; and you will not have the right to receive any dividends paid to stockholders or dividend equivalents on the PSUs.

Section 7.    Plan.

This Award Agreement shall be subject to all of the terms and conditions set forth in the Plan.

Section 8.    Change in Control.

8.1.    Change in Control during the Performance Period.

(a)    In the event of a consummation of a Change in Control during the Performance Period, your Target Award (and DDEs) will become vested (i) on the effective date of the Change in Control if the PSUs are not assumed, continued, or equivalent restricted securities are not substituted for your PSUs by the Corporation or its successor, or (ii) if the PSUs are assumed, continued or substituted by the Corporation or its successor, on the effective date of your involuntary termination other than for Cause (not including death or Total Disability) or your voluntary termination with Good Reason, in either case, within the 24-month period following the consummation of the Change in Control;

Award Date: February 22, 2024

provided that any such termination is also a “separation from service” under Section 409A of the Code.

(b)    In the event the PSUs vest in accordance with this Section 8.1 (whether immediately following the Change in Control or following your termination), the shares of Stock or equivalent substituted securities in which you have become vested and DDEs shall be delivered to you within 14 days of the date on which you become vested.

8.2.    Change in Control after the End of the Performance Period and before the End of the Vesting Period.

(a)    In the event of a consummation of a Change in Control after the end of the Performance Period but during the Vesting Period, you will vest in your Target Award (and DDEs) (i) on the effective date of the Change in Control, if the PSUs are not assumed or continued or equivalent restricted securities are not substituted for your PSUs by the Corporation or its successor, or (ii) on the earlier of the end of the Vesting Period or the effective date of your involuntary termination other than for Cause (not including death or Total Disability) or your voluntary termination with Good Reason, in either case, prior to the end of the Vesting Period, if the PSUs are assumed, continued or substituted.

(b)    In the event the PSUs vest in accordance with this Section 8.2 (whether immediately following the Change in Control or following your termination), the shares of Stock or equivalent substituted securities in which you have become vested and DDEs shall be delivered to you within 14 days of the date on which you become vested.

8.3     Special Definitions. For purposes of this Award Agreement:

(a)    “Cause” shall mean either of the following:

(i)    Conviction for an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic-related offenses or as a result of vicarious liability); or
(ii)    Willful misconduct that is materially injurious to the Corporation’s financial position, operating results or reputation; provided, however that no act or failure to act shall be considered “willful” unless done, or omitted to be done, by you (a) in bad faith; (b) for the purpose of receiving an actual improper personal benefit in the form of money, property or services; or (c) in circumstances where you had reasonable cause to believe that the act or failure to act was unlawful.
(b)    “Good Reason” shall mean, without your express written consent, the occurrence of any one or more of the following after the Change in Control:

(i)    A material and substantial reduction in the nature or status of your authority or responsibilities;
(ii)    A material reduction in your annualized rate of base salary;

Award Date: February 22, 2024

(iii)    A material reduction in the aggregate value of your level of participation in any short- or long-term incentive cash compensation plan, employee benefit or retirement plan or compensation practices, arrangements, or policies;
(iv)    A material reduction in the aggregate level of participation in equity-based incentive compensation plans; or
(v)    Your principal place of employment is relocated to a location that is greater than fifty (50) miles from your principal place of employment on the date the Change in Control is consummated.
Your continued employment following an event that would constitute a basis for voluntary termination with Good Reason shall not constitute Good Reason if you consent to, or waive your rights with respect to any circumstances constituting Good Reason. In addition, the occurrence of an event described in (i) through (v) shall constitute the basis for voluntary termination for Good Reason only if you provide written notice of your intent to terminate employment within 90 days of the first occurrence of such event and the Corporation has had at least 30 days from the date on which such notice is provided to cure such occurrence. If you do not terminate employment for Good Reason within 180 days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

8.4.    Special Rule. Notwithstanding Section 8.1 or 8.2, if a payment in accordance with those provisions would result in a nonexempt short-swing transaction under Section 16(b) of the Exchange Act, then the date of distribution to you shall be delayed until the earliest date upon which the distribution either would not result in a nonexempt short-swing transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

Section 9.    Amendment and Termination.

As provided in Section 9 of the Plan, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Committee may at any time deviate from or amend this Award Agreement. Notwithstanding the foregoing, no such action by the Board of Directors or the Committee shall amend Sections 1, 2, 3, 4, or 5 in a manner adverse to you or reduce the amount payable hereunder in a material manner without your written consent. For this purpose, a change in the amount payable hereunder that occurs solely by reason of a change in the date or form of payment due to Section 409A of the Code or Section 16 of the Exchange Act shall in no case be treated as a reduction prohibited by this Section 9. Thus, for example, if an amount payable by reason of Section 8 is delayed by an amendment to this Award Agreement or other action undertaken to comply with Section 409A of the Code and the amount payable is reduced solely by reason of a corresponding delay in the date of valuation of a share of Stock, such a change shall not be treated as a reduction prohibited by this Section 9. This Section 9 shall be construed and applied so as to permit the Committee to amend this Award Agreement at any time in any manner reasonably necessary or appropriate in order to comply with the requirements of Section 16 of the Exchange Act and of Section 409A of the Code, including amendments regarding the timing and form of payments hereunder.

Award Date: February 22, 2024

Section 10.    Data Privacy Consent For Employees Located Outside Of The United States.

To the extent recognized under applicable law, if you are located outside of the United States, then by accepting this Award Agreement as described in Section 18, you hereby explicitly and unambiguously consent to, and acknowledge the need for, the collection, use and transfer, in electronic or other form, of your Personal Data (defined below) as described in this Award Agreement by and among the Corporation for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Corporation collects, holds, uses and processes certain information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Corporation, details of all awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Corporation acts as the controller/owner of this Personal Data, and processes this Personal Data for purposes of implementing, administering, and managing the Plan. The Corporation protects the Personal Data that it receives in the United States from the European Union (“EU”), or any other location outside the United States, in accordance with data transfer agreements based on EU-approved Standard Contractual Clauses.

You understand that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different, including less stringent, data privacy laws and protections than your country. You may request a list with the names and addresses of any third-party recipients of the Personal Data at any time by contacting your local human resources representative. When disclosing Personal Data to these third parties, the Corporation provides appropriate safeguards for protecting the transfer of your Personal Data, such as establishing standard data protection clauses with the third parties as adopted by the European Commission. You may request a copy of, or information about, such safeguards by contacting your local human resources representative. You recognize that the Corporation and any other possible recipients including any present or future third-party recipients must receive, possess, use, retain and transfer your Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Corporation may elect to administer the settlement of any award. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and comply with applicable legal requirements.

To the extent provided by your local law, you may, at any time, have the right to request: access to your Personal Data, rectification of your Personal Data, erasure of your Personal Data, restriction of processing of your Personal Data, portability of your Personal Data and information about the storage and processing of your Personal Data. You may also have the right to object, on grounds related to a particular situation, to the processing of your Personal Data, as well as to refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more

Award Date: February 22, 2024

information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Section 11.    No Assurance of Employment; No Right to an Award; Value of Award.

Nothing contained in the Plan or in this Award Agreement shall confer upon you any right to continue in the employ or other service of the Corporation or constitute any contract (of employment or otherwise) or limit in any way the right of the Corporation to change your compensation or other benefits or to terminate your employment with or without cause. You acknowledge and agree that:

(a)    the Plan is discretionary in nature and the Board of Directors may amend, suspend, or terminate it at any time;

(b)    the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of any PSUs, or benefits in lieu of any PSUs even if PSUs have been granted repeatedly in the past;

(c)    all determinations with respect to such future PSUs, if any, including but not limited to the times when PSUs shall be granted or when PSUs shall vest, will be at the sole discretion of the Committee or its delegate;

(d)    your participation in the Plan is voluntary;

(e)    the value of the PSUs is an extraordinary item of compensation, which is outside the scope of your employment contract (if any), except as may otherwise be explicitly provided in your employment contract;

(f)    the PSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits;

(g)    the PSUs shall expire upon termination of your employment for any reason except as may otherwise be explicitly provided in the Plan and this Award Agreement;

(h)    the future value of the shares is unknown and cannot be predicted with certainty;

(i)    no claim or entitlement to compensation or damages arises from the termination of the PSUs in accordance with the Plan and this Award Agreement or diminution in value of the PSUs or Stock and you irrevocably release the Corporation from any such claim that may arise;

(j)    if you are a resident of Australia, the Award is offered pursuant to Part 7.12 Division 1A of the Corporations Act 2001 (Cth) (Note that you may be restricted from selling the Stock within 12 months of acquiring the Stock. You should consult with your personal legal advisor to confirm the requirements for selling the Stock);

Award Date: February 22, 2024

(k)    if you are a resident of Türkiye, that the offer of this Award is a private offering which shall in no way be considered as a public offering within the meaning of the rules of the Capital Markets Board of Turkey and has been made by the Corporation to you personally in connection with your existing relationship with the Corporation or one or more of its affiliates, subsidiaries and/or related companies, and further, that the Award, the related shares of the Stock and the related offer thereof are not subject to regulation by any securities regulator in Türkiye, or otherwise outside of the U.S.;

(l)    if you are a resident of Hong Kong, that the Award and any Stock issued thereunder do not constitute a public offer of securities under Hong Kong law;

(m)    if you are a resident of Israel, you will hold any Stock issued to you upon the vesting of the Award with the Corporation’s designated broker, and you may not transfer such Stock to an account with another broker or request that share certificates be issued to you until such time as you sell the Stock; and

(n)    if you are a resident of Switzerland, neither this document nor any other material relating to the Award (i) constitutes a prospectus according to applicable Swiss law, (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Corporation or its subsidiaries or, (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body.

Section 12.    Conflict.

In the event of a conflict between this Award Agreement and the Plan, the Plan document shall control.

Section 13.    Compliance with Section 409A of the Code.

It is the intent of the Corporation that your Award not be subject to taxation under Section 409A(a)(1) of the Code. Nevertheless, in the event that your Award is subject to Section 409A of the Code, as determined by the Senior Vice President, Chief Human Resources Officer or delegate, in consultation with the General Tax Counsel or delegate, the following rules apply: (i) the Award will be interpreted and administered to meet the requirements of Sections 409A(a)(2), (3) and (4) of the Code and thus to be exempt from taxation under Section 409A(a)(1) of the Code; (ii) no Award payment will be made on account of your termination of employment unless the termination of employment constitutes a “separation from service” under Section 409A(a)(2)(a)(i) of the Code; and (iii) if you are a “specified employee” within the meaning of Section 409A of the Code, any payment in respect of this Award made on account of a termination of employment will be delayed for six (6) months following such termination of employment, and then made at the earliest date permitted by Section 409A of the Code.

Section 14.    Post-Employment Covenants & Stock Ownership Requirements.

Except where prohibited by law, by accepting this Award Agreement as described in Section 18, you agree to the terms of the Post-Employment Conduct Agreement contained in Exhibit A to this Award Agreement and you acknowledge receipt of the Stock Ownership Requirements attached as Exhibit B to this Award Agreement and agree to comply with such Stock Ownership Requirements as amended from time to time. If you are not a Vice President

Award Date: February 22, 2024

(or above) on the Award Date, but you are promoted to Vice President (or above) prior to the last day of the Vesting Period, the Stock Ownership Requirements as in effect at that time shall become applicable to you on the date of your promotion to Vice President (or above).

Section 15.    English Language.

You have received the terms and conditions of this Award Agreement and any other related communications, and you consent to having received these documents, in English. If you have received this Award Agreement or any other documents related to the Plan translated into a language other than English, and if the translated version is different from the English version, the English version will control.

Quebec Residents Only: The Parties have agreed that this Award Agreement, the Plan as well as any notice, document or instrument relating to them be drawn up in English only. You acknowledge that, upon your reasonable request, the Corporation will provide a French translation of such documents to you. Les parties aux présentes ont convenu que la présente accord, le "Plan," ainsi que tous autres avis, actes ou documents s'y rattachant soient rédigés en anglais seulement. Vous reconnaissez que, à votre demande raisonnable, "the Corporation" fournit une traduction française de ces documents à vous.

Section 16.    Currency Exchange Risk.

If your functional currency is not the U.S. dollar, you agree and acknowledge that you will bear any and all risk associated with the exchange or fluctuation of currency associated with the Award (the “Currency Exchange Risk”). You waive and release the Corporation and its subsidiaries from any potential claims arising out of the Currency Exchange Risk.

Section 17.    Exchange Control Requirements.

You agree and acknowledge that you will comply with any and all exchange control requirements applicable to the Award and any resulting funds including, without limitation, reporting or repatriation requirements. You further agree and acknowledge that you will determine whether any such requirements are applicable to the Award and any resulting funds, and that you are not relying on the Corporation for any advice in this regard.

Section 18.    Acceptance of Award Agreement; Electronic Delivery.

By accepting this Award Agreement, you consent to receive copies of the Prospectus applicable to this Award through the Stock Plan System at https://atwork.morganstanley.com as well as to electronic delivery of the Corporation’s annual report on Form 10-K, proxy statement and quarterly reports on Form 10-Q. This consent can only be withdrawn by written notice to the Vice President of Total Rewards at Lockheed Martin Corporation, Mail Point 126, 6801 Rockledge Drive, Bethesda, MD 20817. The Corporation will deliver any documents related to the Award under the Plan or future Awards that may be awarded under the Plan through the Stock Plan System. The Corporation will request your consent to participate in the Plan through the Stock Plan System. You hereby consent to receive such documents and agree to participate in the Plan through the Stock Plan System.

Award Date: February 22, 2024

No Award is enforceable until you properly acknowledge your acceptance of this Award Agreement by completing the electronic receipt on the Stock Plan System as soon as possible but in no event later than the Acceptance Deadline. Acceptance of this Award Agreement must be made only by you personally or by a person acting pursuant to a power of attorney in the event of your inability to acknowledge your acceptance (and not by your estate, your spouse or any other person) and constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award. Notwithstanding the foregoing, this Award will be enforceable and deemed accepted, and will not be forfeited, if you are unable to accept this Award Agreement personally by the Acceptance Deadline, due to your death, disability, incapacity, deployment in the Armed Forces, or similar unforeseen circumstance as determined by the Corporation in its discretion. If you desire to accept this Award, you must acknowledge your acceptance and receipt of this Award Agreement electronically on or before the Acceptance Deadline, by going to the Stock Plan System at https://atwork.morganstanley.com.

Assuming prompt and proper acknowledgment of this Award Agreement as described in this Section 18, this Award will be effective as of the Award Date.

Award Date: February 22, 2024

Appendix I - Capitalized Terms

Acceptance Deadline	3rd ¶
Award	1st ¶
Award Date	Header
Beneficiary	Plan
Free Cash Flow	§ 4.2(a)
Free Cash Flow Performance Factor Free Cash Flow Target	§ 4.2 § 2.1(c)
Cause	§ 8.3(a)
Change in Control	Plan
Code	Plan
Committee	2nd ¶
Corporation	1st ¶
Currency Exchange Risk	§ 16
DDE	§ 1.1(c)
Divestiture	§ 5.1(c)(ii)
Earned Award	§ 2.1(d)
Employee	Plan
Exchange Act	Plan
Fair Market Value	Plan
Good Reason	§ 8.3(b)
Insider	Plan
Maximum Award	§ 1.1(b)
Minimum Service Date	§ 5.1(b)(ii)
Peer Company	§ 3.1
Peer Performance Group	§ 3.1
Performance-Based Award Percentile Ranking	Plan § 3.2
Performance Period	§ 1.2
Personal Data	§ 10
Plan	1st ¶
Post-Employment Conduct Agreement	4th ¶
PSU	1st ¶, § 1.1(a)
Retirement	§ 5.1(c)(iii)
ROIC	§ 4.1(a)
ROIC Performance Factor ROIC Target Share-Based Awards	§ 4.1 § 2.1(b) Plan
Stock	Plan
Stock Ownership Requirements	4th ¶
Stock Plan System	2nd ¶
Subsidiary	Plan
Target Award	1st ¶; § 1.1(a)
Tax or Taxes Tax Reform	Plan § 4.1(a)
Total Disability	§ 5.1(c)(i)
Total Stockholder Return or TSR	§ 3.2
Total Stockholder Return Performance Factor 2024 Long Range Plan	§ 3.1; § 3.2 § 2.2(c)
Vesting Period	§ 1.3

Award Date: February 22, 2024

Exhibit A
Post-Employment Conduct Agreement
(PSU Grant)

This Post-Employment Conduct Agreement (this “PECA”) attached as Exhibit A to the Award Agreement with an Award Date of February 22, 2024, (the “Award Agreement”) is entered into in consideration of, among other things, the grant of performance restricted stock units to me under the Award Agreement (the “PSUs”) pursuant to the Lockheed Martin Corporation 2020 Incentive Performance Award Plan (the “Plan”) and the consideration set forth in Section 2 below. References to the “Corporation” shall include Lockheed Martin Corporation and its Subsidiaries. By accepting the PSUs, I agree as follows:

1.    Restrictions Following Termination of Employment.

(a)    Covenant Not To Compete - Without the express written consent of the ”Required Approver” (as defined in Section 6), during the “Restricted Period” (as defined in Section 6), I will not, directly or indirectly, be employed by, provide services to, or advise a “Restricted Company” (as defined in Section 6), whether as an employee, advisor, director, officer, partner or consultant, or in any other position, function or role that, in any such case,

(i)    oversees, controls or affects the design, operation, research, manufacture, marketing, sale or distribution of “Competitive Products or Services” (as defined in Section 6) of or by the Restricted Company, or

(ii)    would involve a substantial risk that the “Confidential or Proprietary Information” (as defined in Section 1(c)) of the Corporation (including but not limited to technical information or intellectual property, strategic plans, information relating to pricing offered to the Corporation by vendors or suppliers or to prices charged or pricing contemplated to be charged by the Corporation, information relating to employee performance, promotions or identification for promotion, or information relating to the Corporation’s cost base) could be used to the disadvantage of the Corporation.

I acknowledge and agree that: (A) the enforcement of this PECA pursuant to Section 1(a) is necessary to protect, among other interests, the Corporation’s trade secrets and other Confidential or Proprietary Information, as defined by Section 1(c), and goodwill in its customers and employees, and (B) Section 1(a) shall not apply to me if I am covered under an applicable state statute or local ordinance or rule prohibiting non-competition restrictions, including on the basis of my income or profession. In addition, if I primarily work or reside in California, Section 1(a) shall only apply while I am employed by or otherwise working for the Corporation.

To the extent permitted by applicable law, including but not limited to any applicable rules governing attorney conduct (such as the ABA Model Rules of Professional Conduct and state versions thereof), Sections 1(a)(i) and (ii) and Section 1(b) relating to non-solicitation, shall apply to individuals who are employed by the Corporation in an attorney position and whose occupation during the Restricted Period does not include practicing law.

Award Date: February 22, 2024

In lieu of Section 1(a)(i) and (ii), as well as Section 1(b) relating to non-solicitation, the following Section 1(a)(iii) shall apply to individuals who are employed by the Corporation in an attorney position, and whose occupation during the Restricted Period includes practicing law.

(iii)    Post-Employment Activity As a Lawyer – I acknowledge that as counsel to the Corporation, I owe ethical and fiduciary obligations to the Corporation and that at least some of these obligations will continue even after my Termination Date (as defined in Section 6) with the Corporation. I agree that after my Termination Date I will comply fully with all applicable ethical and fiduciary obligations that I owe to the Corporation. To the extent permitted by applicable law, including but not limited to any applicable rules governing attorney conduct, I agree that I will not:

(a)    Represent any client in the same or a substantially related matter in which I represented the Corporation where the client’s interests are materially adverse to the Corporation; or

(b)    Disclose confidential information relating to my representation of the Corporation, including the disclosure of information that is to the disadvantage of the Corporation, except for information that is or becomes generally known.

The Corporation’s Senior Vice President, General Counsel, and Corporate Secretary or the General Tax Counsel, as applicable, will determine in their discretion whether an individual is employed by the Corporation in an attorney position.

(b)    Non-Solicit – Without the express written consent of the Required Approver, during the two-year period following the Termination Date, I will not (i) cause or attempt to cause, directly or indirectly, the complete or partial loss of any contract in effect before the Termination Date between the Corporation and any customer, supplier, distributor or manufacturer of or to the Corporation with which I was responsible, in whole or in part, for soliciting, negotiating, implementing, managing, or overseeing or (ii) induce or attempt to induce, directly or indirectly, any person who is an employee of the Corporation with whom I worked or interacted with within two years prior to the Termination Date to cease employment with the Corporation in order to perform work or services for any entity other than the Corporation.

I acknowledge and agree that: (A) the enforcement of this PECA pursuant to Section 1(b)(i) is necessary to protect, among other interests, the Corporation’s trade secrets and other Confidential or Proprietary Information, as defined by Section 1(c), and goodwill in its customers and employees, and (B) Section 1(b)(i) shall not apply to me if I am covered under an applicable state statute or local ordinance or rule prohibiting non-solicitation restrictions, including on the basis of my income or profession. In addition, if I primarily reside or work in California, Section 1(b) shall apply only while I am employed by or otherwise working for the Corporation.

(c)    Protection of Proprietary Information – Except to the extent required by law, following my Termination Date, I will have a continuing obligation to comply with the terms of any non-disclosure or similar agreements that I signed while employed by the Corporation committing to hold confidential the “Confidential or Proprietary Information” (as defined below) of the Corporation or any of its affiliates, subsidiaries, related companies, joint ventures,

Award Date: February 22, 2024

partnerships, customers, suppliers, partners, contractors or agents, in each case in accordance with the terms of such agreements. I will not use or disclose or allow the use or disclosure by others to any person or entity of Confidential or Proprietary Information of the Corporation or others to which I had access or that I was responsible for creating or overseeing during my employment with the Corporation. In the event I become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise) to disclose any proprietary or confidential information, I will immediately notify the Corporation’s Senior Vice President, General Counsel and Corporate Secretary as to the existence of the obligation and will cooperate with any reasonable request by the Corporation for assistance in seeking to protect the information. All materials to which I have had access, or which were furnished or otherwise made available to me in connection with my employment with the Corporation shall be and remain the property of the Corporation. For purposes of this PECA, “Confidential or Proprietary Information” means trade secrets, as defined by the federal Defend Trade Secrets Act of 2016 and/or applicable state trade secret law, and Sensitive Information within the meaning of CRX-015 (a copy of which has been made available to me), including but not limited to information that a person or entity desires to protect from unauthorized disclosure to third parties that can provide the person or entity with a business, technological, or economic advantage over its competitors, or which, if known or used by third parties or if used by the person’s or entity’s employees or agents in an unauthorized manner, might be detrimental to the person’s or entity’s interests. Confidential or Proprietary Information may include, but is not limited to:

(i)    existing and contemplated business, marketing and financial business information such as business plans and methods, marketing information, cost estimates, forecasts, financial data, cost or pricing data, bid and proposal information, customer identification, sources of supply, contemplated product lines, proposed business alliances, and information about customers or competitors, and

(ii)    existing and contemplated technical information and documentation pertaining to technology, know how, equipment, machines, devices and systems, computer hardware and software, compositions, formulas, products, processes, methods, designs, specifications, mask works, testing or evaluation procedures, manufacturing processes, production techniques, research and development activities, inventions, discoveries, and improvements, and

(iii)    for supervisory employees only, human resources and personnel information.

(d)    No Disparagement – Following the Termination Date, for supervisory or management employees only, I will not make any statements, whether verbal or written, that disparage or reasonably may be interpreted to disparage the Corporation or its directors, officers, employees, technology, products or services with respect to any matter whatsoever.

(e)    Cooperation in Litigation and Investigations – Following the Termination Date, I will, to the extent reasonably requested, cooperate with the Corporation in any pending or future litigation (including alternative dispute resolution proceedings) or investigations in which the Corporation or any of its subsidiaries or affiliates is a party or is required or requested to provide

Award Date: February 22, 2024

testimony and regarding which, as a result of my employment with the Corporation, I reasonably could be expected to have knowledge or information relevant to the litigation or investigation. Notwithstanding any other provision of this PECA, nothing in this PECA shall affect my obligation to cooperate with any governmental inquiry or investigation or to give truthful testimony in court.

(f)    Communications with Regulatory Authorities – Nothing in this PECA prohibits or restricts me (or my attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission, Equal Employment Opportunity Commission, or any other federal or state regulatory authority.

(g)    Notices (including under the Defend Trade Secrets Act and National Labor Relations Act) – Notwithstanding anything in this PECA to the contrary:

(i)    I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)    If I file a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, I may disclose the Corporation’s trade secrets to my attorney and use the trade secret information in the court proceeding if I (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

(iii)    Nothing in this PECA in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, me from (1) for non-supervisory employees only, exercising my rights under Section 7 of the National Labor Relations Act (NLRA) (including with respect to engaging in concerted activities for the purpose of collective bargaining or other mutual aid or protection, discussing terms and conditions of employment, or otherwise engaging in protected conduct); or (2) otherwise disclosing or discussing truthful information about unlawful employment practices (including unlawful discrimination, harassment, retaliation, or sexual assault).

2.    Consideration and Acknowledgement. I acknowledge and agree that the benefits and compensation opportunities being made available to me under the Award Agreement are in addition to the benefits and compensation opportunities that otherwise are or would be available to me in connection with my employment by the Corporation and that the grant of the PSUs is expressly made contingent upon my agreements with the Corporation set forth in this PECA. I acknowledge that the scope and duration of the restrictions in Section 1 are necessary to be effective and are fair and reasonable in light of the value of the benefits and compensation opportunities being made available to me under the Award Agreement. I further acknowledge and agree that as a result of the high level executive and management positions I hold with the Corporation and the access to and extensive knowledge of the Corporation's Confidential or Proprietary Information, employees, suppliers and customers, (i) these restrictions are

Award Date: February 22, 2024

reasonably required for the protection of the Corporation's legitimate business interests, including, but not limited to, the Corporation’s Confidential or Proprietary Information, (ii) the area, duration and scope of the restrictions are reasonable and necessary to protect the Corporation, (iii) the restrictions do not unduly oppress or restrict my ability to earn a livelihood in my profession, and (iv) the restrictions are not an undue restraint on my trade or any of the public interests that may be involved.

3.    Remedies For Breach of Section 1; Additional Remedies of Clawback and Recoupment.

(a)    I agree, upon demand by the Corporation, to forfeit, return or repay to the Corporation the “Benefits and Proceeds” (as defined below) in the event any of the following occur:

(i)    I breach any of the covenants or agreements in Section 1;

(ii)    The Corporation determines that either (a) my intentional misconduct or gross negligence, or (b) my failure to report another person’s intentional misconduct or gross negligence of which I had knowledge during the period I was employed by the Corporation, contributed to the Corporation having to restate all or a portion of its financial statements filed for any period with the Securities and Exchange Commission;

(iii)    The Corporation determines that I engaged in fraud, bribery or any other illegal act or that my intentional misconduct or gross negligence (including the failure to report the acts of another person of which I had knowledge during the period I was employed by the Corporation) contributed to another person’s fraud, bribery or other illegal act, which in any such case adversely affected the Corporation’s financial position or reputation;

(iv)    The Corporation determines that my intentional misconduct or gross negligence caused severe reputational or financial harm to the Corporation;

(v)    The Corporation determines that I misappropriated Confidential or Proprietary Information, as defined in Section 1(c), and I (A) intended to use the misappropriated Confidential or Proprietary Information to cause severe reputational or financial harm to the Corporation or (B) used the misappropriated Confidential or Proprietary Information in a manner that caused severe reputational or financial harm to the Corporation; or

(vi)    Under such other circumstances specified in a written recovery policy adopted by the Corporation to comply with Rule 10D-1 under the Securities Exchange Act and New York Stock Exchange listing standards requiring the Corporation to recover from executive officers erroneously awarded compensation or other applicable law.

(b)    The remedy provided in Section 3(a) shall not be the exclusive remedy available to the Corporation for any of the conduct described in Section 3(a) and shall not limit the

Award Date: February 22, 2024

Corporation from seeking damages or injunctive relief. For purposes of Section 3(a), a determination by the Corporation means, with respect to an Elected Officer, a determination by the Management Development and Compensation Committee of the Board of Directors of the Corporation (the “Committee”) and, with respect to any other employee, a determination by a review committee consisting of the Senior Vice President, Chief Human Resources Officer, the Senior Vice President, Ethics and Enterprise Assurance, and the Senior Vice President, General Counsel and Corporate Secretary (the “Review Committee”).

(c)    For purposes of this Section 3, “Benefits and Proceeds” means (i) to the extent I own Stock issued in respect of vested PSUs, such Stock; (ii) to the extent I no longer own the shares of Stock of the Corporation issued in respect of the PSUs, cash in an amount equal to the greater of (x) the value of such Stock on the date the associated PSUs vested (which, unless otherwise determined by the Committee or the Review Committee, shall be equal to the closing price of the shares of Stock as finally reported by the New York Stock Exchange on such date), and (y) the proceeds received in connection with the disposition of such Stock; and (iii) to the extent I have not earned the PSUs fully, all of my remaining rights, title or interest in my Award and any accrued dividend equivalents with respect thereto.

4.    Injunctive Relief. I acknowledge that the Corporation’s remedies at law may be inadequate to protect the Corporation against any actual or threatened breach of the provisions of Section 1 or the conduct described in Section 3(a), and, therefore, without prejudice to any other rights and remedies otherwise available to the Corporation at law or in equity (including but not limited to, an action under Section 3(a)), the Corporation shall be entitled to injunctive relief in its favor and to specific performance without proof of actual damages and without the requirement of the posting of any bond or similar security.

5.    Invalidity; Unenforceability. It is the desire and intent of the parties that the provisions of this PECA shall be enforced to the fullest extent permissible. The covenants in each section of this PECA are independent of any other provisions of this PECA. Each term in this PECA constitutes a separate covenant between the parties, and each term is fully severable from any other term. The parties agree if any particular paragraphs, subparagraphs, phrases, words, or other portions of this PECA are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to all of the Corporation’s legitimate business interests, and such modification shall not affect the remaining provisions of this PECA, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this PECA, and all remaining terms and provisions shall remain enforceable.

6.    Definitions. Capitalized terms not defined in this PECA have the meaning given to them in the Plan, as applicable. For purposes of this PECA, the following terms have the meanings given below:

(a)    “Competitive Products or Services” means products or services that compete with, or are an alternative or potential alternative to, products sold or services provided by a subsidiary, business area, division or operating unit or business of the Corporation as of the Termination Date and at any time within the two-year period ending on the Termination Date; provided, that, (i) if I had direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or

Award Date: February 22, 2024

business of the Corporation at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided during that two-year period by the subsidiary, business area, division or operating unit of the Corporation for which I had responsibility, and (ii) if I did not have direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or business of the Corporation at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided by a subsidiary, business area, division or operating unit of the Corporation for which I had access (or was required or permitted such access in the performance of my duties or responsibilities with the Corporation) to Confidential or Proprietary Information of the Corporation at any time during the two-year period ending on the Termination Date.

(b)    “Elected Officer” means an officer of the Corporation who was elected to their position by the Corporation’s Board of Directors.

(c)    “Required Approver” means:

(i)    with respect to the Chairman, President and Chief Executive Officer, the Management Development and Compensation Committee of the Corporation’s Board of Directors;

(ii)    with respect to an Elected Officer (other than the Chairman, President and Chief Executive Officer), the Corporation’s Chief Executive Officer; or

(iii)    with respect to all other employees, the Senior Vice President, Chief Human Resources Officer of the Corporation.

(d)    “Restricted Company” means The Boeing Company, General Dynamics Corporation, Northrop Grumman Corporation, Raytheon Technologies Corporation, Honeywell International Inc., BAE Systems Inc., L3Harris Technologies, Inc., Thales S.A., Airbus Group, Inc., Textron Inc., Leonardo S.p.A., Leidos Holdings, Inc., Space Exploration Technologies Corp. and (i) any entity directly or indirectly controlling, controlled by, or under common control with any of the foregoing, and (ii) any successor to all or part of the business of any of the foregoing as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, or similar transaction, or as a result of a name change.

(e)    “Restricted Period” means:

(i)    with respect to an employee who is an Elected Officer at any time during the six-month period prior to their Termination Date, the two-year period following the Termination Date; or

(ii)    with respect to all other employees, the one-year period following the Termination Date.

(f)    “Termination Date” means my last day of employment with the Corporation.

Award Date: February 22, 2024

7.    Miscellaneous.

(a)    The Plan, the Award Agreement (with Exhibit B) and this PECA constitute the entire agreement governing the terms of the award of the PSUs to me.

(b)    This PECA shall be governed by Maryland law, without regard to its provisions governing conflicts of law. Any enforcement of, or challenge to, this PECA may only be brought in the United States District Court for the District of Maryland, unless it is determined that such court does not have subject matter jurisdiction, in which case any such enforcement or challenge must be brought in the Circuit Court of Montgomery County in the State of Maryland.  Both parties consent to the proper jurisdiction and venue of such court, as applicable, for the purpose of enforcing or challenging this PECA. For residents of California, Massachusetts (Section 1(a) only), Minnesota (Section 1(a) only), Washington and Wisconsin, or if otherwise provided in an applicable Addenda, this Section 7(b) shall not apply; instead, the parties agree that the law of the state in which I am domiciled at the time of acceptance shall govern the interpretation, application, and enforcement of this PECA, without regard to any choice of law rules of that or any other state, and that the exclusive venue shall be the state or federal courts sitting in or covering the county where I am domiciled at the time of acceptance.

(c)    This PECA shall inure to the benefit of the Corporation’s successors and assigns and may be assigned by the Corporation without my consent.

(d)    This PECA provides for certain obligations on my part following the Termination Date and shall not, by implication or otherwise, affect in any way my obligations to the Corporation during the term of my employment by the Corporation, whether pursuant to written agreements between the Corporation and me, the provisions of applicable Corporate policies that may be adopted from time to time or applicable law or regulation.

(e)    The restrictive covenants and other terms in this PECA are to be read consistent with the terms of any other restrictive covenants or other agreements that I have executed with the Corporation; provided, however, to the extent there is a conflict between/among such agreements, such agreements shall be construed as providing the broadest possible protections to the Corporation, even if such construction would require provisions of more than one such agreement to be given effect.

(f)    The obligations I have undertaken in this PECA shall survive the Termination Date and no dispute regarding any other provisions of this PECA or regarding my employment or the termination of my employment shall prevent the operation and enforcement of these obligations.

(g)    I acknowledge and agree that different provisions than those set forth in this PECA, including with respect to the restrictive covenant obligations, may apply to me if I primarily reside or work in certain jurisdictions. While I primarily reside or work in such a jurisdiction, including on the Termination Date, I agree that the provisions within this PECA shall be superseded only as set forth in the applicable Addendum attached hereto or as explicitly noted within the PECA.

This PECA is effective as of the acceptance by me of the award of PSUs under the Award Agreement and is not contingent on the vesting of my PSU Award.

Award Date: February 22, 2024

COLORADO ADDENDUM TO POST-EMPLOYMENT CONDUCT AGREEMENT
Notice of Restrictive Covenant to Colorado Employees
This notice is to advise you that the Corporation is, contemporaneously with this notice, providing you with a Post-Employment Conduct Agreement (the “PECA”) containing covenants that could restrict your options for subsequent employment following separation from the Corporation, in that you will be prohibited from certain competition and solicitation of customers, employees, etc., as described in Section 1 of the PECA (and as modified by this Colorado Addendum) and from disclosing or using Confidential Information as described in Section 1 of the PECA (and as modified by this Colorado Addendum).
You acknowledge that this notice was provided to you at least fourteen (14) days before the earlier of your Termination Date, as defined in the PECA, or the effective date of the consideration provided to you for such covenant. By electronically signing the Award Agreement, you expressly acknowledge and agree that you are deemed to have separately signed this notice.

The provisions of this Colorado Addendum apply only to those employees of the Corporation who primarily work or reside in the State of Colorado.

1.    The following is added to the end of Section 1(a) of the PECA “Covenant Not to Compete”:

The restrictions described in Section 1(a) are intended to cover geographic territory where your knowledge of the Corporation’s trade secrets could be used by a Restricted Company to unfairly compete with or undermine the Corporation’s legitimate business interests.
2.    The language in Section 1 of the PECA “Restrictions Following Termination of Employment” is modified by adding the following:
The restrictions related to competitive activities in Section 1(a) only apply to the extent I earn, both at the time this PECA is entered into and at the time the Corporation enforces it, an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers as determined by the Colorado Department of Labor and Employment at the time this PECA is entered into, and such activities will involve the inevitable use of, or near-certain influence by my knowledge of, trade secrets disclosed to me during the course of employment with the Corporation.
The restrictions related to solicitation activities in Section 1(b)(i) only apply to the extent I earn, both at the time this PECA is entered into and at the time the Corporation enforces it, an amount of annualized cash compensation equivalent to or greater than 60% of the threshold amount for highly compensated workers as determined by the Colorado Department of Labor and Employment at the time this PECA is entered into, and such activities will involve the inevitable use of, or near-certain influence by my knowledge of, trade secrets disclosed to me during the course of employment with the Corporation.
3.    The language in Section 2 of the PECA “Consideration and Acknowledgement” is modified by adding the following:

Award Date: February 22, 2024

I acknowledge and agree that the restrictions in this PECA are reasonable and shall not prohibit the disclosure of information arising from my general training, knowledge, skill, or experience, whether gained on the job or otherwise, information readily ascertainable to the public, and/or information an employee has a right to disclose as legally protected conduct.
4.    The language in Section 7(b) of the PECA is modified by adding the following:
I understand that if I primarily reside or work in the State of Colorado at the time my employment with the Corporation is terminated, the PECA will be subject to the laws and courts of the State of Colorado. During this period, venue shall be the State and Federal courts sitting in Colorado and the parties waive any defense, whether asserted by motion or pleading, that the venue specified by this Addendum is an improper or inconvenient venue.

Award Date: February 22, 2024

DISTRICT OF COLUMBIA Addendum TO POST-EMPLOYMENT CONDUCT AGREEMENT

The District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Corporation has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

The Corporation is, contemporaneously with this notice, providing you with a Post-Employment Conduct Agreement (the “PECA”) containing covenants that could restrict your options for subsequent employment following separation from the Corporation, in that you will be prohibited from certain competition and solicitation of customers, employees, etc., as described in Section 1 of the PECA. The provisions of this District of Columbia Addendum apply only to those employees of the Corporation who primarily work in the District of Columbia and are as follows.

1. For Elected Officers, and regarding the non-competition obligation in Section 1(a) of the PECA only, the definition of “Restricted Period” is modified by reducing the period from two-years after the Termination Date to one year after the Termination Date.

2. The following is added to the end of Section 1(a) of the PECA “Covenant Not to
Compete”:

I understand that the non-competition obligations under Section 1(a) shall apply to me if I am a “highly compensated employee.” A “highly compensated employee” for this purpose is someone who is reasonably expected to earn at least $150,000 during a consecutive 12-month period or whose compensation earned from the Corporation in the consecutive 12-month period preceding the date the proposed non-competition is to begin is at least $150,000. Beginning on January 1, 2024, and each calendar year thereafter, the dollar threshold for highly compensated employee status will be adjusted based on increases in the Consumer Price Index. Compensation includes the individual’s hourly wages, salary, bonuses or cash incentives, commissions, overtime premiums, vested stocked (including restricted stock units), and other payments provided on a regular or irregular basis.

The restrictions described in Section 1(a) are intended to cover geographic territory where my knowledge of the Corporation’s trade secrets could be used by a Restricted Company to unfairly compete with or undermine the Corporation’s legitimate business interests.

3. A new Section “Notice” is added to the end of the PECA, reading as follows:

I agree that before being required to sign this PECA, the Corporation provided written notice to me that I had at least fourteen (14) calendar days to review the non-competition provision in the PECA before I must execute the PECA.

Award Date: February 22, 2024

Exhibit B

Stock Ownership Requirements

Lockheed Martin’s Stock Ownership Requirements for Key Employees apply to all senior level positions of Vice President and above. This reflects the expectations of our major stockholders that management demonstrate its confidence in Lockheed Martin through a reasonable level of personal share ownership. This practice is consistent with other major U.S. corporations which link some portion of personal financial interests of key employees with those of shareholders.

Stock Ownership Requirements

Title	Annual Base Pay Multiple
Chairman, President and Chief Executive Officer	6 times
Chief Operating Officer; Chief Financial Officer	4 times
Business Area Presidents	3 times
Senior Vice Presidents	2 times
Other Elected Officers	2 times
Other Vice Presidents	1 times

Satisfaction of Requirements

Covered employees may satisfy their ownership requirements with common stock in these categories:

•Shares owned directly.
•Shares owned by a spouse or a trust.
•Shares represented by monies invested in 401(k) Company Common Stock Funds or comparable plans.
•Share equivalents as represented by income deferred to the Company Stock Investment Option of the Deferred Management Incentive Compensation Plan (DMICP).
•Unvested Restricted Stock Units

Key employees will be required to achieve the appropriate ownership level within five years and are expected to make continuous progress toward their target. Appointment to a new level will reset the five year requirement. Unvested Performance Share Units are not counted toward meeting the guidelines.

Holding Period

Covered employees must retain net vested Restricted Stock Units and Performance Stock Units if the ownership requirements are not yet satisfied.

Covered employees are asked to report annually on their progress toward attainment of their share ownership goals.